Exhibit 10.34

SHARE VESTING AGREEMENT

RESTRICTED SHARE AWARD

This Share Vesting Agreement is made and entered into as of the Date of the Award indicated below pursuant to the terms of the 2002 Stock Incentive Plan of PremierWest Bancorp (the “Company”), as amended (the “Plan”) by and between the Company and the person named below as the Recipient.

The “Recipient”

Number of Shares of the Company’s
Common Stock Awarded	(the “Award Shares”)

“Date of the Award”

Fair Market Value per Share on Date of the Award	$

“Vesting Schedule”	As set forth on the attached
Vesting Schedule Addendum

The Company hereby awards to the Recipient and the Recipient accepts a Restricted Share Award of the number of shares of Common Stock of the Company specified above as the Award Shares. This Restricted Share Award is being made as part of the Recipient’s compensation package without the payment of any consideration other than the Recipient’s services.

The terms and conditions of this Restricted Share Award are set forth on the following pages of this Share Vesting Agreement (including all addendums that may be attached hereto) and are, in each instance, subject to the terms and conditions of the Plan. Unless otherwise defined herein, capitalized terms used in this Share Vesting Agreement shall have the meanings as defined in the Plan.

PREMIERWEST BANCORP	RECIPIENT:

By:

Restricted Share Award

Share Vesting Agreement

Terms and Conditions

1. Issuance and Delivery of Share Certificates Representing Award Shares.

1.1. Issuance of Share Certificate Representing Award Shares; Transfer Restrictions. As soon as is practicable after the Date of the Award, the Company will either issue one or more stock certificates representing the Award Shares covered by this Share Vesting Agreement or instruct its transfer agent to create a book-entry account reflecting the issuance of the Award Shares with delivery of the stock certificate occurring upon satisfaction of all vesting conditions in this Share Vesting Agreement. This stock certificate will be issued either in the name of the Recipient or in the name of a party acting as administrator for the Plan and noted that the certificate is for the benefit of the Recipient. However, if any law or regulation requires the Company to take any action with respect to the issuance of the Award Shares, including, without limitation, actions that may be required for compliance with federal and state securities laws or the listing requirements of any stock exchange upon which the Company’s Common Stock is then listed, then the date of delivery of the Award Shares may be extended for the period necessary to take such action. The Recipient shall only become the holder of the Award Shares when the issuance of the Award Shares is reflected on the Company’s stock transfer record.

1.2 Legends on Share Certificates and Escrow of Award Shares. The Company may place a restrictive legend on any share certificate representing some or all of the Award Shares, may give stop transfer instructions to the Company’s transfer agent and may either place stock certificates in escrow with the Company or an agent of the Company or provide for a book entry account for such Award Shares. Only at such time and to the extent that Award Shares have become vested in accordance with the vesting schedule set forth in the Vesting Schedule Addendum attached to this Share Vesting Agreement and all Tax Withholding with respect to such Award Shares has been paid, or adequate provision has been made for such payment, will the Company have any obligation to remove such legends, terminate such stop transfer instructions, or release such Award Shares from escrow or book entry.

1.3. Rights as a Shareholder in Escrowed Award Shares Generally. Except for the restrictions on the Recipient’s right to transfer unvested Award Shares, as set forth in Section 1.4 below, the Recipient shall have all rights as a shareholder of the Company with respect to the Award Shares (including unvested Award Shares) from such time as the issuance of such shares is reflected on the Company’s stock transfer record or a book-entry account with the Company transfer agent, including the right to receive distributions with respect to the Award Shares and the right to vote the Award Shares. Notwithstanding the foregoing, instead of making payment to the Recipient, the Company shall have the right to distribute into escrow or to hold for the benefit of the Recipient any distribution (whether made in cash, securities of the Company or other property) made with respect to unvested Award Shares. Any such distributions that are not paid to the Recipient shall be subject to the provisions of Section 1.5 after such Award Shares become vested.

1.4 Restrictions on Rights to Transfer Unvested Award Shares. The Recipient agrees for himself or herself, his or her executors, administrators and other successors in interest that none of the unvested Award Shares, nor any interest therein, may be voluntarily or involuntarily sold, transferred, assigned, donated, pledged, hypothecated or otherwise disposed of, gratuitously or for consideration prior to their vesting in accordance with the Vesting Schedule Addendum attached to this Share Vesting Agreement except by will or by the laws of descent and distribution upon the death of the Recipient. The Committee shall have sole discretion in determining whether or not the Award Shares are transferable within the limitations set forth above and may exercise that discretion with respect to other Awards made under the Plan to other persons without being bound to exercise that discretion in the same manner with respect to other requested transfers by the Recipient. Any purported assignment, transfer or encumbrance that does not comply with the requirements of this Section 1.4 shall be void and unenforceable against the Company. The Company shall not be required (i) to transfer on its books any Award Shares which have been sold or transferred in violation of the provisions of this Section 1.4 or (ii) to treat as the owner of the Award Shares, or otherwise to accord voting, dividend or any other rights to, any person or entity to whom Recipient transferred or attempted to transfer the Award Shares in contravention of this Share Vesting Agreement.

1.5 Delivery of Certificate Representing Vested Award Shares. Upon the vesting of Award Shares, the Recipient may request that a stock certificate covering such vested Award Shares be issued in the name of the Recipient and delivered in accordance with such instructions as the Recipient may reasonably request. Any such request must be in writing in such form as the Company may from time-to-time reasonably require and must be delivered to the Company’s executive offices directed to the attention of the Company’s Corporate Secretary (or such other person as the Company may designate). The Recipient hereby authorizes and irrevocably appoints the Company’s Corporate Secretary (with full power of substitution) to act as the Recipient’s attorney-in-fact to cause any certificate representing Award Shares to be split into two or more certificates all issued in the name of the Recipient for purposes of separating out vested Award Shares from those that remain unvested. The Company shall deliver such stock certificate covering such vested Award Shares as soon as is practicable following the Company’s receipt of such request, provided that the Company has received payment or provision for payment satisfactory to the Company of all Tax Withholding applicable to such vested Award Shares in accordance with Section 4 below. The Company shall not have any liability to the Recipient for any loss which the Recipient may sustain as a result of any delay in delivering shares, whether such delay is as a result of processing certificates for delivery in accordance with the Recipient’s request, any dispute as to whether or not the Award Shares requested to be delivered have indeed become vested, or any dispute as to whether or not all applicable Tax Withholding has been paid or satisfactorily provided for with respect to vested Award Shares.

2. Vesting of Award Shares.

2.1 Vesting Schedule. The Award Shares represented by this Share Vesting Agreement shall become “vested” in the Recipient in accordance with the vesting terms, conditions and schedule set forth in the “Vesting Schedule Addendum” attached to this Share Vesting Agreement.

2.2 Effect of Unpaid Leaves of Absence. If at any time prior to all Award Shares becoming vested, the Recipient is on unpaid leave from the Company or any Subsidiary of the Company, no additional Award Shares shall vest during such unpaid leave (notwithstanding any terms to the contrary that may be contained in the Vesting Schedule Addendum) and the dates contained in the vesting schedule set forth in the Vesting Schedule Addendum (other than dates referring to fiscal years of the Company) shall be extended by the length of such unpaid leave.

2.3 Forfeiture. Except as provided in the Plan or by the Committee, in its sole discretion, upon termination of employment with the Company or one of its subsidiaries Recipient shall forfeit all unvested Award Shares, and shall not receive any compensation for such forfeited Award Shares. Recipient shall have no further rights as a shareholder of the Company with respect to the forfeiture, including, without limitation, any right to receive any distribution payable to shareholders of record on or after the date of such forfeiture.

3. Payment of Tax Withholding Amounts. Upon the Recipient making, at the time of the Date of the Award, a valid election under Section 83(b) of the Internal Revenue Code or, in the absence of such election, upon the vesting of the Award Shares, the Recipient must pay all Tax Withholding as such term is defined in the Plan in cash (including by check or other means of payment acceptable to the Company in its sole discretion). The Recipient may request that the Company withhold some or all of such Tax Withholding from other amounts that are or will become payable by the Company to the Recipient, but the Company may, in its sole discretion, agree to or deny such request. By accepting the Award represented by this Share Vesting Agreement, the Recipient shall be deemed to have consented to the Company withholding the amount of any Tax Withholding from any amounts payable by the Company to the Recipient. No Award Shares will be released to the Recipient pursuant to Section 1.5 of this Share Vesting Agreement unless and until payment or adequate provision for payment of the Tax Withholding has been made to the satisfaction of the Company. If the Company later determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by the Recipient, the Recipient will pay such additional amount to the Company immediately upon demand by the Company. If the Recipient fails to pay the amount demanded, the Company may withhold that amount from any amounts payable by the Company to the Recipient.

4. Representations, Warranties and Covenants of the Recipient.

4.1. No Right to Continued Service. The Recipient understands and agrees that nothing contained in this Share Vesting Agreement will be construed to limit or restrict the rights of the Company or of any Subsidiary of the Company to terminate the Services of the Recipient at any time, with or without cause, to change the duties of the Recipient or to increase or decrease the Recipient’s compensation. Without limiting the foregoing, the Recipient understands and agrees that the vesting of Award Shares under this Share Vesting Agreement may be directly or indirectly subject to or conditioned upon the Recipient continuing to provide Services to the Company or a Subsidiary of the Company and that the Recipient’s relationship with the Company or a Subsidiary of the Company can be terminated at any time with or without notice to the Recipient.

4.2. Tax Treatment. The Company has advised the Recipient to seek the Recipient’s own tax and financial advice with regard to the federal and state tax considerations resulting from the Recipient’s receipt of the Award Shares pursuant to this Restricted Share Award. The Recipient is making the Recipient’s own determination as to the advisability of making a Section 83(b) election with respect to the Award Shares covered by this Restricted Share Award and this Share Vesting Agreement. The Recipient understands that the Company will report to appropriate taxing authorities the payment to the Recipient of compensation income either (i) upon the vesting of Award Shares or (ii) if the Recipient makes a timely Section 83(b) election, as of the Date of the Award. The Recipient understands that he or she is solely responsible for the payment of all federal and state taxes resulting from this Restricted Share Award. With respect to Tax Withholding amounts, the Company has all of the rights specified in Section 4 of this Share Vesting Agreement and has no obligations to the Recipient except as expressly stated in Section 4 of this Share Vesting Agreement.

4.3 Underwriter’s Lock-up. By accepting this Restricted Share Award, the Recipient agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, the Recipient will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by the Recipient, provided that such restriction will not extend beyond twelve (12) months from the effective date of the registration statement filed in connection with such offering and provided further that all the then executive officers and directors of the Company are asked to and do execute a similar underwriter’s lock-up agreement in connection with such offering.

4.4 Disclosures. The Recipient acknowledges receipt of a copy of the Plan and certain related information and represents that the Recipient has fully reviewed the terms and conditions of the Plan and this Share Vesting Agreement and has had an opportunity to obtain the advice of counsel prior to executing this Share Vesting Agreement. The Recipient represents and warrants that the Recipient is not relying upon any representations, agreements or understandings of or with the Company except for those set forth in this Share Vesting Agreement.

4.5 TARP CPP. Recipient acknowledges that (i) the Company is a participant in the Department of the Treasury’s Capital Purchase Program (“CPP”), a financial stability program implemented under the Troubled Asset Relief Program; (ii) the Company is subject to the provisions of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and the interim final rule promulgated pursuant to such statutes set forth at 31 CFR Part 30 and any additional rules, regulations or guidelines hereafter issued (collectively, the “CPP Rules”); (iii) the amount and terms of this Share Vesting Agreement are subject to the limitations in the CPP Rules and (iv) the Award Shares are subject to the terms and conditions of the CPP Rules

5. Miscellaneous Provisions.

5.1. Binding Effect. This Share Vesting Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of the Company under this Share Vesting Agreement may be assigned without prior notice to or the consent of the Recipient. The rights and obligations of the Recipient under this Share Vesting Agreement may not be assigned by the Recipient except as may be permitted by Section 1.5 of this Share Vesting Agreement.

5.2. Amendment and Modification. This Share Vesting Agreement may be amended, modified and supplemented only by written agreement signed by both the Recipient and an authorized officer of the Company.

5.3. Notices. All notices or other communications pursuant to this Share Vesting Agreement shall be in writing and shall be deemed duly given if delivered personally or by courier service, or if mailed by certified mail, return receipt requested, prepaid and addressed to the Company executive offices to the attention of the Corporate Secretary, or if to the Recipient, to the address maintained by the personnel department, or such other address as such party shall have furnished to the other party in writing.

5.4. Governing Law and Interpretation. This Share Vesting Agreement will be governed by the laws of the State of Oregon as to all matters, including but not limited to matters of validity, construction, effect, and performance, without giving effect to rules of choice of law. This Share Vesting Agreement hereby incorporates by reference all of the provisions of the Plan and will in all respects be interpreted and construed in such manner as to effectuate the terms and intent of the Plan. In the event of a conflict between the terms of this Share Vesting Agreement and the Plan, the terms of the Plan will prevail. All matters of interpretation of the Plan and this Share Vesting Agreement, including the applicable terms and conditions and the definitions of the words, will be determined at the sole and final discretion of the Committee or the Company’s Board of Directors.

5.5. Entire Agreement. This Share Vesting Agreement (including the Vesting Schedule Addendum attached hereto) and the Plan embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein and supersedes all prior written or oral communications or agreements all of which are merged herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. No waiver of any provision of this Share Vesting Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

5.6. Attorney Fees. If any suit, action or proceeding is instituted in connection with any controversy arising out of this Share Vesting Agreement or the enforcement of any right hereunder, the prevailing party will be entitled to recover, in addition to costs, such sums as the court or arbitrator may adjudge reasonable as attorney fees, including fees on any appeal.

5.7. Specific Performance. The parties hereby acknowledge and agree that it is impossible to measure in money the damages which will be suffered by a party hereto by reason of any breach by another party of any term of this Share Vesting Agreement, that the Company and its common stock are unique and that a non-breaching party will suffer irreparable injury if this Share Vesting Agreement is not specifically performed. Accordingly, the parties hereto acknowledge that a non-breaching party shall, in addition to all other remedies available hereunder or at law, be entitled to equitable relief (including without limitation preliminary and permanent injunctive relief) to enforce the terms of this Share Vesting Agreement.

5.8. Arbitration. The parties agree to submit any dispute arising under this Share Vesting Agreement to final, binding, private arbitration in Medford, Oregon. This includes not only disputes about the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator in accordance with the then-existing rules of arbitration procedure of Jackson County, Oregon Circuit Court, except that there shall be no right of de novo review in Circuit Court and the arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Jackson County Circuit Court arbitration procedures. The proceeding will be commenced by the filing of a civil complaint in Jackson County Circuit Court and a simultaneous request for transfer to arbitration. The parties expressly agree that they may choose an arbitrator who is not on the list provided by the Jackson County Circuit Court Arbitration Department, but if they are unable to agree upon the single arbitrator within ten days of receipt of the Arbitration Department list, they will ask the Arbitration Department to make the selection for them. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for costs and expenses in accordance with Section 5.6 of this Share Vesting Agreement. The arbitrator’s award may be reduced to final judgment in Jackson County Circuit Court. The complaining party shall bear the arbitration expenses and may seek their recovery if it prevails. Notwithstanding any other provision of this Share Vesting Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Jackson County Circuit Court to preserve the status quo during the arbitration proceeding.

RESTRICTED SHARE AWARD

SHARE VESTING AGREEMENT

VESTING SCHEDULE ADDENDUM

Vesting Requirements

The Award Shares shall be considered “vested” in accordance with the following vesting schedule and non-forfeitable to the extent that both of the following schedules have been satisfied with respect to the vesting Award Shares:

(a) the Recipient has continuously been providing and is still providing Service to the Company or a Subsidiary of the Company on the following dates:

Vesting Date	Shares Vesting on this Date

(b) for as long as the Company remains a participant in the CPP, upon the expiration in accordance with the following schedule:

(i) 25% of the Award Shares at the time the Company repays 25% of the aggregate financial assistance received under the CPP;

(ii) an additional 25% of the Award Shares at the time the Company repays 50% of the aggregate financial assistance received under the CPP;

(iii) an additional 25% of the Award Shares at the time the Company repays 75% of the aggregate financial assistance received under the CPP; and

(iv) the remainder of the Award Shares at the time the Company repays 100% of the financial assistance received under the CPP; provided, however, the foregoing schedule shall be subject to change to the extent hereafter required by the U.S. Treasury rules related to the CPP.

Adjustment of Vesting Schedule Upon Change in Capital Structure of the Company.

If the number of Award Shares covered by the Share Vesting Agreement is adjusted in accordance with the Plan as a result of changes in the capital structure of the Company, the numbers of Award Shares indicated as vesting in accordance with the forgoing terms will each be proportionally adjusted in the same manner and rounded down to the nearest whole number and the balance of the adjusted Award Shares added to the final vesting period.

Effect of a Corporate Transaction on the Vesting Schedule.

If permitted under any applicable U.S. Treasury rules related to the CPP, upon the occurrence of a Corporate Transaction (as such term is defined in the Plan), all unvested Award Shares shall vest as of the effective date of the Corporate Transaction notwithstanding the terms of the foregoing vesting schedule.

Initials acknowledging this Addendum:

The Company:	The Recipient: